                                                                   Exhibit (a)2

                     [Nautica Enterprises, Inc. Letterhead]



                                                   July 16, 2002



Dear Employee:


                  I am pleased to provide to you details of a stock option exchange program, including a schedule showing which of your option grants are eligible for the program.

                  As you know, the Company considers stock options to be an important component of employee compensation. However, the slowdown in the economy and other factors have adversely impacted our business and the market price of our common stock. As a result, a number of options currently held by employees are "underwater," and no longer provide the value to employees that they were intended to give.

                  At the Annual Meeting of Stockholders held on July 10, 2002, the Company's stockholders approved an amendment to the 1996 Stock Incentive Plan to allow the Company to implement this option exchange program, which, subject to the terms described in the attached documents, will allow certain employees holding options with an exercise price over $24.00 per share to tender such options to the Company in exchange for a promise by the Company to grant new options at least six months and one day after the tendered options are cancelled, provided the employee remains an employee of Nautica or its subsidiaries until such time. The new options will cover 0.70 shares of common stock for each share of common stock subject to the tendered option, and will have an exercise price equal to the closing price of Nautica's common stock on the date of the grant.

                  PLEASE TAKE THE TIME TO CAREFULLY READ THE DOCUMENTS AND INSTRUCTIONS ENCLOSED WITH THIS LETTER. YOU MUST RETURN THE ELECTION FORM TO US NO LATER THAN 6 P.M., EASTERN DAYLIGHT TIME, AUGUST 14, 2002. IF YOU HAVE ANY QUESTIONS ABOUT THE OFFER, PLEASE CONTACT JAMES F. HANESCHLAGER, SENIOR VICE PRESIDENT, ADMINISTRATION & HUMAN RESOURCES, AT (212) 841-7266.

                                           Sincerely,


                                           /s/ Harvey Sanders
                                           Chairman and Chief Executive Officer

Enclosures
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                            NAUTICA ENTERPRISES, INC.
                            1996 Stock Incentive Plan
                             OPTION EXCHANGE PROGRAM
                              As of: July 16, 2002

NAME:

                       YOUR CURRENT ELIGIBLE STOCK OPTIONS

     INITIAL
      GRANT          INITIAL GRANT       # OF OPTIONS
      DATE               PRICE              GRANTED            VESTED
      ----               -----              -------            ------
    09/03/96            $26.00                                  100%
    03/05/97            $24.50                                  100%
    04/28/98            $25.31                                  80%

                               Return Options by:
                                 AUGUST 14, 2002
                          New Options to be Granted on:
                                FEBRUARY 18, 2003

                            YOUR NEW STOCK OPTIONS *

    NEW                              # OF NEW
   GRANT          NEW GRANT           OPTIONS                                   EXPIRATION
   DATE             PRICE             GRANTED            VESTED                    DATE
   ----             -----             -------            ------                    ----
 2/18/2003      Market Price on                   100%         on 8/18/03         09/03/06
 2/18/2003          Day of                        100%         on 8/18/03         03/05/07
 2/18/2003        Reissuance                      100%         on 8/18/03         04/28/08

                     New Options vest and become exercisable
                         6 months AFTER "New Grant Date"

NOTES:
------
- 70% Exchange Ratio

- All New Stock Options granted will be classified as Non-Qualified Stock
  Options

- Market Price CANNOT be predicted

- Expiration Date Remains the same


* ASSUMING YOU CONTINUE TO BE AN ELIGIBLE EMPLOYEE AS OF THE NEW GRANT DATE.

     THE INFORMATION SET FORTH IN THIS SCHEDULE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER, WHICH ARE SET FORTH IN THE ATTACHED OFFER TO
             EXCHANGE, DATED JULY 16, 2002, AND RELATED DOCUMENTS.

YOU SHOULD REVIEW THE OFFER TO EXCHANGE CAREFULLY BEFORE DECIDING WHETHER OR NOT
                        TO PARTICIPATE IN THE EXCHANGE.

  ALL DATES ARE APPROXIMATE AND SUBJECT TO CHANGE AS SET FORTH IN THE OFFER TO
                                   EXCHANGE.